UNITED STATES

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SCHEDULE 14A

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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation.

On August 11, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following articles by Philadelphia Business Journal and American Banker:

To sell or not to sell: The Vernon Hill era is over, but where does Republic First go from here?

Philadelphia Business Journal

By Jeff Blumenthal

August 11, 2022

With Vernon Hill officially out at Republic First Bancorp and founder Harry Madonna back in charge, the Philadelphia-based bank is tapping into its past to figure out its future. What’s next, though, is anyone’s guess.

Republic First (NASDAQ: FRBK), which had $5.6 billion in assets when it last reported earnings at the end of the fourth quarter of 2021, has a long 'to-do list.' It includes waiting for an outside law firm to complete its independent investigation into alleged insider dealing from Hill’s family and friends — something Hill denies. That would clear the way for the bank to complete its first- and second-quarter earnings reports and its 2021 annual report, as well as hold its long-delayed annual shareholders meeting. The latter would allow the bank to elect three new board members.

Madonna’s now-majority board faction must also find a permanent CEO and perhaps a new chair of the board. It needs to improve the bank’s financial performance and determine whether it wants to continue as an independent entity or sell to a potential buyer.

On Tuesday, Republic First announced that Madonna would become interim CEO while Hill and ally Barry Spevak had resigned their board seats. Madonna already replaced Hill as interim chairman last month. That means any immediate decisions will be made by Madonna and those close to him.

Abbott Cooper of New York hedge fund Driver Management Co., one of two activist investors in Republic First, said Tuesday’s regulatory filing was light on details. Specifically, he said he would be interested to known what “interim” means when applied to Madonna’s status. Is he going to be filling in for a few weeks or months until a permanent CEO is hired, or will the arrangement be more long-term?

Cooper said that’s important to him because he questions Madonna’s judgment. Madonna founded the bank in 1988 and then brought in Hill as a financial and strategic advisor in 2008. Hill ultimately succeeded Madonna as chairman in 2016 and then as CEO in 2021. Cooper noted that when Hill became chairman, Madonna effusively praised him.

“His last plan was to bring in Vernon,” Cooper said. “I don’t know if he has a different plan now.”

Madonna is a lawyer by trade and not a banker. When he brought in Hill, it was an attempt to change the company from one largely focused on business banking to retail. And Republic First has certainly done that, though its profitability metrics have not been great.

Hill did assemble a team of experienced bankers — many from his days running Commerce Bancorp. If he wants it, Madonna now has their experience at his disposal.

As for the board members advising him, original director and bank co-founder Harris Wildstein is now lead independent director. But Madonna’s faction now includes Stradley Ronon Stevens & Young partner Lisa Jacobs, Wall Street veteran Benjamin Duster IV and investment firm executive Andrew Cohen.

Cohen could prove to be especially valuable. He is chief investment officer and co-founder of Cohen Private Ventures, the investment firm and family office of New York Mets owner Steven Cohen (no relation). Steve Cohen was a longtime friend and business associate of Hill’s who had invested in many of Hill’s ventures. The two have since had a parting of the ways.

Having those considerable resources and connections should prove beneficial for Madonna as he chooses how to proceed at Republic First.

Michael Perito, an analyst with Keefe Bruyette & Woods who tracks Republic First and several other local banks, said it is hard to assess where Republic First stands right now because he has not seen financial results in over six months. Perito said the bank’s broad retail branch network in southeastern Pennsylvania, South Jersey and New York City could be viewed as valuable if there are banks looking to acquire.

“The reality is it made almost no money,” Perito said. “So it's not like you're buying something and it's just like an easy gliding into your franchise. If you have to buy this, it would take some work to integrate it.

“So if that's too challenging, that means they're going to have to operate as if they're going to continue embarking as an independent company. They have some good deposits, but all this didn't happen by accident. The market obviously had some issue with the growth strategy. So they're going to have to sort all that out and figure out what the best path forward is.”

Since Madonna brought in Hill in 2008 as a financial and strategic advisor, Republic First has grown from $700 million in assets to $5.6 billion and increased its number of retail branches from eight to 34.

In the process, Republic First adopted many of the strategies Hill employed during his time leading Commerce Bancorp, such as free checking, coin-counting machines, pet treats, and longer hours. But some investors have complained that the bank’s fast-growth strategy cut into its stock and financial performance. Hill argued that the growth will set the bank up for long-term success.

According to S&P Global Market Intelligence data as of March 31, Republic First lags behind virtually all other midsize banks in the Philadelphia region in key financial metrics. Return on assets at Republic First was just 0.39% compared to the group median of 1.08%. Net interest margin was 2.62% compared to the 2.99% median. In all, Republic First had the lowest loan-to-deposit ratio, second-lowest return on average assets, second-highest efficiency ratio, and second-lowest net interest margin among the 11 selected banks.

The question is how much time would be needed to get the bank’s financial metrics under control before entertaining a sale. Or would its underperformance relative to peers not deter potential buyers, who might see easy fixes to improve profitability?

Perito said it depends on what a potential buyer would be willing to pay. After listening to local bank CEO commentary during second-quarter earnings season, Perito said “it doesn't sound like anyone's really dying to do M&A right now.”

So the question then becomes, what's the competitive market really for Republic First? And if it's not great, Perito said it would probably make more sense to try to right size the company, get it sustainably in the green and then move from there.

“But my guess is, with the interim CEO appointed, hopefully they'll start reporting financials and give a little bit more guidance on to where we go next year,” Perito said. “But it's hard to know. They just literally haven't said anything for six months, so it's really tough to know where everyone's head is at.”

Cooper first got involved at Republic First last fall when he complained about the bank’s relatively low earnings per share and stock price compared to its peers. He nominated his slate of board candidates in December. Now, Cooper said he is simply waiting for the investigation into alleged insider deals to be completed so that the company can hold its long-delayed annual shareholder meeting.

Republic First's second activist investor is a group led by South Jersey power broker George Norcross and former TD Bank U.S. CEO Greg Braca. In March, that group, which owns over 7% of the bank's stock, proposed a plan to buy Republic First. Norcross had no comment Wednesday when reached through a spokesman.

Being that the Madonna faction now controls five of six board seats with two left vacant by Tuesday’s resignation of Hill and Spevak, Cooper said the Madonna faction is firmly in charge. Hill, Spevak and the late Theodore Flocco were all up for re-election this year. The Madonna faction recently added Duster to the board to fill Flocco's former seat, though it is unclear whether he will seek re-election.

The Norcross group mounted its challenge after the deadline for nominations last December and threw its support behind Driver’s slate of board nominees. Hill, meanwhile, remains a factor as one of the bank's largest shareholders with close to 10% of the company's stock.

What Cooper thinks the bank needs more than anything is to find a CEO who does not come equipped with a five-year plan but rather focuses on triage — namely get the bank’s financial metrics to a point where it can either function independently or be attractive to a potential buyer.

And Cooper says that starts with cost-cutting, which means no new branches or hiring senior level executives.

“They need to forget about the proxy and figure out what to do over the next 30, 60 or 90 days to put the bank in better standing,” Cooper said. “This bank has been rudderless for the past six months or so.”

After a strong period of dealmaking, Cooper said the pace of bank mergers and acquisitions has cooled in the past quarter or so. And because Republic First’s metrics are so far below its peers, he does not think many potential buyers will bite and shareholders would not want the company to sell from a position of weakness.

Perito said the current situation is unique, so there is not a clear map for how to proceed with the aforementioned laundry list.

“I don't know if you could do it all at once or if there's steps,” Perito said. “So I think that it might still take some time for all this to get sorted out, but I don't know that for sure. I'd be surprised if it's just next week and they announced all the last six months of their [earnings] and they're right back on that. My guess is it might be a little choppier than that.”

Regime change is underway at Republic First

American Banker

By John Reosti

August 11, 2022

Harry Madonna, the founder of Republic First Bancorp in Philadelphia, is once again steering the company after a messy power struggle between multiple factions of investors and board members.

At least for now.

The 79-year-old Madonna was named the $5.7 billion-asset company's interim CEO and the executive chairman of its board (he had been named interim chairman in July). Madonna founded Republic First in 1988, was its chairman until 2016 and CEO until February 2021.

"I am honored to be entrusted to the task of moving forward in this new and changing environment," Madonna said Tuesday in a press release. "We are entering a critical phase in the evolution of the institution. I and the board are eager to return to our primary tasks of optimizing the company's and the bank's performance and providing stability and value to all our stakeholders."

Republic First did not give any indication of how the search for a permanent CEO would proceed. A spokesman did not immediately respond to a request for comment.

News of Madonna's dual appointments punctuates more than seven months of bitter wrangling over the company's future direction. The conflict pitted Madonna and his allies against two activist investor groups and a faction of board members aligned with Hill.

Hill, who turns 77 next week, resigned from Republic First's board Tuesday. In a statement Wednesday, Hill indicated his departure was involuntary.

"I was constructively forced to resign my board positions with Republic … the improper and self-serving actions of a group of self-interested board members, and their efforts to cut me out of meaningful participation in board deliberations, as well as continued actions that I firmly believe are not in the best interest of Republic or its shareholders, left me no choice but to resign," Hill said in the statement.

Last month, after a federal appeals court ruled that Republic First needed the concurrence of only four directors to fill a vacancy on its eight-member board, Madonna and three allied directors voted consultant and former investment banker Benjamin Duster in to fill the open spot, thus securing their group's control of the company. They then updated the membership of the five major board committees, leaving Hill off of each of them.

Abbott Cooper, who leads one of the activist groups, said Republic First shareholders are "much better off without Vernon Hill around," but added that the jury remains out on Madonna.

"It isn't clear whether [the CEO appointment] is an emergency measure to fill a void, or if it is the first step to removing the 'interim,'" tag, Cooper wrote Thursday in an email. "Based on Madonna's track record as CEO — which included welcoming Vernon Hill [in 2008] — I think investors will really want a much better sense of what the plan is and how long Madonna is going to continue in his interim role."

The activist group, led by New Jersey insurance executive George Norcross and former TD Bank CEO Greg Braca, had advocated replacing Hill as CEO with Braca. A spokesman for the Norcross-Braca group had not responded to a request for comment at deadline.

Hill began a tumultuous 14-year association with the company in June 2008, when he led an investor group that purchased $10.8 million of convertible trust-preferred securities. Hill's growing influence led him to take over as chairman in 2016 and CEO in February 2021, succeeding Madonna in each instance.

Hill had won renown in the banking world, founding Commerce Bancorp in Cherry Hill, New Jersey, in 1973, then building it into a $43.6 billion regional powerhouse before he was forced to resign in June 2007. Hill's resignation from Commerce came after banking regulators zeroed in on purported conflicts of interest involving companies owned by Hill and his family that provided services to Commerce.

At Republic First, under the slogan `The Power of Red is Back' Hill aimed to revitalize the retail-oriented strategy that succeeded at Commerce. Hill expanded Republic First's branch network, extended operating hours and focused on collecting deposits.

It worked to an extent. Deposits, which totaled $1.74 billion at the end of 2016, grew to $5.3 billion on March 31. At the same time, noninterest expenses increased as Republic First, which does business as Republic Bank, expanded the number of offices from 19 to 36, even as most banks were reducing their branch counts.

Republic First made money in 2021, reporting net income of $27.8 million, but its profit wasn't enough to keep pace with the asset and deposit growth spurred by the new branches. As a result, the bank's leverage capital ratio, which stood at 7.54% at the end of 2019, fell to 5.90% on March 31. The average for the industry is 8.67%, according to the Federal Deposit Insurance Corp.

It was Republic's capital situation, and Hill's plans to seek additional funding, which helped trigger Driver to challenge his leadership. Hill "was planning on a capital raise that would have significantly diluted, and injured, existing shareholders to support continued growth, despite the fact that his strategy was destroying shareholder returns and value," Cooper wrote in the email.

Instead of seeking more cash from investors, Cooper argued that consideration should be given to selling the bank.